Exhibit 99.1
Sun New Media Inc.
PO Box 297, 1142 S. Diamond Bar Blvd
Diamond Bar, CA 91765
United States of America
T: (604) 871-9909 Ext 322
F: (604) 871-9919

Sun New Media and Global Woman
NASD OTCBB: SNMD	Multimedia Launch Online Channel with	December 13, 2005
Sina.Com
Prime Zone, Diamond Bar, California, December 13, 2005: Global Woman Multimedia, Ltd. (“Global Woman”), a company partially owned by Sun New Media, Inc. (OTCBB: SNMD, “SNMI”), today announced the launch of an online women’s channel on Sina.com (NasdaqNM: SINA), China’s largest web portal. Global Woman Online will bear the well-known Global Woman brand and serve as a sales and a promotional vehicle for the company’s various media products. It will also be a cross-promotional platform for SNMI’s popular e-magazine service, helping to expand SNMI’s demographic reach to professional and college-aged women across China and the Chinese-speaking world.
Global Woman Online is accessible through a prominent position on Sina.com’s “e-ladies” channel. With more than 40 million page views and 4 million unique visitors per day, e-ladies is the largest online women’s community in China.
“The Global Woman Online channel offers a great chance to enhance and expand the Global Woman brand,” said Mr. Jacob Di, President of Global Woman Multimedia, Ltd. “There are extraordinary synergies between Global Woman’s award-winning offline content and the Global Woman Online platform that will allow us to reach our growing audience in new and powerful ways.”
Global Woman’s portfolio of content is centered around Ms. Yang Lan, one of China’s leading television personalities. Ms. Yang is the Chairperson of Global Woman Multimedia, Ltd and the host of two weekly nationwide television programs, including the online channel’s namesake Global Woman, a talk show that tackles key challenges facing modern Chinese women. Global Woman Online will offer background information, clips, and discussion forums relating to Ms. Yang’s TV programs.
The online channel will also serve as a distribution point for Global Woman’s growing portfolio of multimedia products and SNMI’s e-magazine reader software. Within the next month, Global Woman Online will offer exclusive access to Lan Magazine, a multi-media, e-magazine featuring interviews, videos, and other content of interest to the Global Woman audience and available only in the magazine. Lan Magazine will be viewable exclusively through SNMI’s Gogosun e-magazine platform, helping to expand SNMI’s user base in a critical demographic.
Currently, SNMI owns a 30% stake in Global Woman Multimedia, Ltd through its wholly owned subsidiary Sun New Media Holdings, Ltd. Along with SNMI’s strategic investment in Sun Business Network, a Singapore based print publishing company, the investment in Global Woman makes up SNMI’s Supporting Media Investments division. The primary strategic purpose of the Supporting Media Investments division is to enhance SNMI’s core interactive marketing platform with targeted, high quality content offerings that increase the reach and appeal of the platform to China’s tier-1 consumers and businesses.
“Global Woman Online will play a key role in expanding SNMI’s presence among 18 to 40 year old urban women,” said Mr. Chen Xiaotao, President and COO of SNMI, “opening up numerous new opportunities for high-impact promotional, sales, and marketing programs that leverage the strength of the entire SNMI group.”
The Global Woman Online channel can be viewed at: http://eladies.sina.com.cn/221/2005/1115/1.html.

About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.